Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-166336) pertaining to the Sensata Technologies Holding plc Second Amended and Restated 2006 Management Option Plan and the Sensata Technologies Holding plc First Amended and Restated 2010 Equity Incentive Plan of our reports dated February 1, 2018, with respect to the consolidated financial statements and schedules of Sensata Technologies Holding N.V. and the effectiveness of internal control over financial reporting of Sensata Technologies Holding N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 28, 2018